Exhibit (a)(5)(ii)

Red Rock Resorts, Inc. Announces Preliminary Results of Modified Dutch Auction Tender Offer

LAS VEGAS, December 10, 2021 /PRNewswire/ — Red Rock Resorts, Inc. (the “Company” or “RRR”) (NASDAQ: RRR) today announced preliminary results of its “modified Dutch auction” tender offer which expired at 12:00 midnight, New York City time, at the end of the day on December 9, 2021.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of 6,921,149 shares of RRR’s Class A Common Stock, par value $0.01 per share (each, a “Share”), were properly tendered and not properly withdrawn at or below a purchase price of $51.50 per Share, including 1,992,710 Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, RRR expects to purchase all 6,921,149 Shares through the tender offer at a price of $51.50 per Share, for an aggregate cost of approximately $356.4 million, excluding fees and expenses relating to the tender offer. Included in the 6,921,149 Shares that RRR expects to purchase are 125,033 Shares that RRR has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Shares. The total of 6,921,149 Shares that RRR expects to purchase represents approximately 10.13% of the total number of Shares outstanding, or 6.12% of the total number of Shares outstanding assuming exchange of all shares of the Company’s Class B Common Stock and limited liability interests in Station Holdco LLC, as of December 9, 2021.

The number of Shares expected to be purchased by RRR and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the two-trading day settlement period. The final number of Shares to be purchased by RRR and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Shares accepted for purchase under the tender offer will occur promptly thereafter.

BofA Securities, Inc. acted as dealer manager for the tender offer and D.F. King & Co., Inc. acted as information agent for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact D.F. King toll-free at (800) 331-7543; banks and brokers may call D.F. King at (212) 269-5550 or BofA Securities, Inc. at (888) 803-9655.

About Red Rock Resorts, Inc.

Red Rock Resorts, Inc. is a holding company that owns an indirect equity interest in and manages Station Casinos LLC (“Station LLC”). Station LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station LLC’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station LLC owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station LLC also owns Palms Casino Resort, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel and Fiesta Henderson Casino Hotel, which have been closed since March 2020, and owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future and the final results of the tender offer. These forward-looking statements can often be identified by their use of words such as “will”, “might”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “would”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “pursue”, “should”, “may” and “assume”, or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

INVESTORS CONTACT:

Stephen L. Cootey

Stephen.Cootey@redrockresorts.com

(702) 495-4214

MEDIA CONTACT:

Michael J. Britt

Michael.Britt@redrockresorts.com

(702) 495-3693